EXHIBIT 10.4

STRICTLY PRIVATE & CONFIDENTIAL
Marc Duale
c/o Cottons

14th June 2006

Dear Marc

Amendment to Contract

As discussed, your pension contributions of 15% are no longer payable and your salary has been increased accordingly.  Your IC Plan % opportunity and Life Assurance cover have also subsequently been reduced proportionately in line with your new salary.

Please find below confirmation details of the amendment to your contract with effect from 8 May 2006.

Salary:	£402,500.00 per annum

Pension:	Pension contributions by the company and yourself will cease.

IC Plan:	Plan G – 52.2%

The plan will be payable annually, at the end of the second month following the financial year end. To receive payment, you must be actively employed at the time of payment. (The Company’s financial year is from November to October each year).

The company reserves the right to review this plan, normally on an annual basis.

Life Assurance:	The Company will provide life assurance cover equivalent to 3.5 times the amount of your basic annual salary.

All other terms and conditions of your contract will remain the same.

You will find an additional copy of this letter attached which should be signed and returned to the HR Department within 7 days of receipt of this letter.

Yours sincerely

Bob Brennan
President and Chief Operating
Officer Iron Mountain

I hereby accept the above amendment to contract.

Signed

Date